Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE BESTS 2003 EARNINGS GUIDANCE

WATSONVILLE, CA, February 19, 2004 - West Marine, Inc. (Nasdaq: WMAR) today reported net income for the year ended January 3, 2004 of $20.1 million, or $0.99 per share, an increase of 6.3% compared to net income of $18.9 million, or $0.97 per share, a year ago. Excluding $2.8 million in pre-tax costs related to the acquisition of certain BoatU.S. operations, or $0.08 per share after-tax, net income for 2003 would have been $21.8 million, or $1.07 per share. This exceeds previously issued guidance ranging from $1.03 to $1.05 per share. Acquisition-related costs include $0.9 million for incremental costs incurred to integrate the newly acquired operations of BoatU.S. and $1.9 million for early debt extinguishment costs incurred to finance the acquisition.

Net sales for the fifty-three weeks ended January 3, 2004 were $660.9 million, up 24.6% from $530.6 million for the fifty-two weeks ended December 28, 2002. Comparable store net sales for 2003 decreased 2.5% compared to the similar period a year ago. Sales from the 62 BoatU.S. stores acquired in January 2003 are included in total sales, but are not reflected in comparable store sales statistics for 2003. BoatU.S. stores acquired in January 2003 will be included in the comparable store sales base beginning in March 2004. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

The Company’s net loss for the fourth quarter ended January 3, 2004 was ($1.6 million), or ($0.08) per share, compared to a net loss of ($1.4 million), or ($0.07) per share, a year ago. Net sales for the fourteen weeks ended January 3, 2004 were $124.9 million, up 34.8% from $92.7 million for the thirteen weeks ended December 28, 2002. Comparable store net sales for the fourth quarter increased 2.9% compared to the similar period a year ago.

Results for both the fourth quarter and the year 2003 include an income tax benefit of approximately $0.3 million, or $0.01 per share, related to the recognition of state tax credits.

John Edmondson, West Marine’s chief executive officer, stated, “We are pleased with our fourth quarter results, which compare favorably with our previously issued guidance of a loss of ($0.09) to ($0.11) per share, primarily due to good gross margins. February sales have started off strongly, continuing the trend established by our previously reported January results.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 346 stores in 38 states, Canada and Puerto Rico, and more than $650 million in annual sales. The Company’s successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended September 27, 2003. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the Fourteen Weeks Ended January 3, 2004 and the Thirteen Weeks Ended December 28, 2002

(Unaudited, in thousands except per share amounts)

	14 Weeks January 3, 2004		13 Weeks December 28, 2002
Net sales	$124,908	100.0%	$92,665	100.0%
Cost of goods sold, including buying and occupancy	87,154	69.8%	65,901	71.1%

Gross profit	37,754	30.2%	26,764	28.9%
Selling, general and administrative expenses	39,188	31.3%	28,333	30.6%

Loss from operations	(1,434)	-1.2%	(1,569)	-1.7%
Interest expense	1,771	1.4%	730	0.8%

Loss before income taxes	(3,205)	-2.6%	(2,299)	-2.5%
Benefit for income taxes	(1,574)	-1.3%	(908)	-1.0%

Net loss	$(1,631)	-1.3%	$(1,391)	-1.5%

Net loss per share - basic and diluted	$(0.08)		$(0.07)

Weighted average common and common equivalent shares outstanding - basic and diluted	20,064		19,248

Stores open at the end of period	345		257

West Marine, Inc.

Condensed Consolidated Statements of Income

For the Fifty-three Weeks Ended January 3, 2004 and the Fifty-two Weeks Ended December 28, 2002

(Unaudited, in thousands except per share amounts)

	53 Weeks Ended January 3, 2004		52 Weeks Ended December 28, 2002
Net sales	$660,936	100.0%	$530,588	100.0%
Cost of goods sold, including buying and occupancy	454,315	68.7%	367,422	69.2%

Gross profit	206,621	31.3%	163,166	30.8%
Selling, general and administrative expenses	164,426	24.9%	128,353	24.2%
Acquisition integration costs	909	0.1%	0	0.0%

Income from operations	41,286	6.3%	34,813	6.6%
Interest expense	6,981	1.0%	3,560	0.7%
Loss on extinguishment of debt	1,902	0.3%	0	0.0%

Income before income taxes	32,403	4.9%	31,253	5.9%
Income taxes	12,313	1.9%	12,345	2.3%

Net income	$20,090	3.0%	$18,908	3.6%

Net income per common and common equivalent share:
Basic	$1.02		$1.00
Diluted	$0.99		$0.97

Weighted average common and common equivalent shares outstanding:
Basic	19,716		18,816
Diluted	20,380		19,521

WEST MARINE, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share data)

	Jan 3, 2004	Dec 28, 2002
ASSETS
Current assets:
Cash	$4,737	$4,722
Trade receivables, net	6,094	5,577
Merchandise inventories	310,517	221,248
Prepaid expenses and other current assets	23,874	16,955

Total current assets	345,222	248,502

Property and equipment, net	80,764	74,320
Goodwill	60,290	33,998
Intangibles and other assets	6,863	1,667

Total assets	$493,139	$358,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,635	$47,723
Accrued expenses	26,282	24,215
Current portion of long-term debt	0	8,626

Total current liabilities	98,917	80,564

Long-term debt	128,851	48,731
Deferred items and other non-current obligations	11,324	7,128

Total liabilities	239,092	136,423

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 20,130,053 January 3, 2004 and 19,270,957 at December 28, 2002.	20	19
Additional paid-in capital	140,348	128,933
Accumulated other comprehensive income	508	31
Retained earnings	113,171	93,081

Total stockholders’ equity	254,047	222,064

Total liabilities and stockholders’ equity	$493,139	$358,487